                                                                       EXHIBIT 1

  ===========================================================================


                            STOCK PURCHASE AGREEMENT


                                     among


                             RENTERS CHOICE, INC.,
                             a Delaware corporation

                                      and

                        APOLLO INVESTMENT FUND IV, L.P.,
                         a Delaware limited partnership

                                      and

                       APOLLO OVERSEAS PARTNERS IV, L.P.,
                        an exempted limited partnership
                        registered in the Cayman Islands


                        ____________________________


                                     Dated

                                 August 5, 1998

                        ____________________________

===========================================================================

                               TABLE OF CONTENTS
                               -----------------
                            (Not Part of Agreement)

                                                                                Page
                                                                                ----

I    DEFINITIONS................................................................   1

II   SALE AND PURCHASE..........................................................   6
     2.1.   Sale and Issuance of Shares.........................................   6
     2.2.   Closing.............................................................   6

III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................   7
     3.1.   Organization and Standing...........................................   7
     3.2.   Capital Stock.......................................................   7
     3.3.   Subsidiaries........................................................   8
     3.4.   Authorization; Enforceability.......................................   9
     3.5.   No Violation; Consents..............................................   9
     3.6.   Permits.............................................................  10
     3.7.   Litigation..........................................................  10
     3.8.   SEC Documents; Financial Statements.................................  10
     3.9.   Change in Condition.................................................  11
     3.10.  Employee Benefit Plans and Labor Matters............................  12
     3.11.  Interests in Real Property..........................................  14
     3.12.  Leases..............................................................  15
     3.13.  Compliance with Law.................................................  15
     3.14.  Representations and Warranties in the Acquisition Documents.........  16
     3.15.  Tax Matters.........................................................  16
     3.16.  Environmental Matters...............................................  18
     3.17.  Intellectual Property...............................................  19
     3.18.  Registration Rights.................................................  20
     3.19.  Insurance...........................................................  20
     3.20.  Contracts...........................................................  20
     3.22.  Ordinances, Regulations and Condition of Stores.....................  25
     3.23.  Inventory...........................................................  25
     3.24.  Product Liability...................................................  25
     3.25.  Questionable Payments...............................................  25
     3.26.  Solvency............................................................  25
     3.27.  Use of Financing....................................................  26
     3.28.  Accuracy of Information.............................................  26
     3.29.  HSR Act Filings.....................................................  26
     3.30.  Private Offering....................................................  26
     3.31.  Related Party Transactions..........................................  26

IV   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...........................  27
     4.1.   Authorization; Enforceability; No Violations........................  27
     4.2.   Consents............................................................  27
     4.3.   Private Placement...................................................  27

V    COVENANTS OF THE COMPANY...................................................  28
     5.1.   Amendment or Modification of or Waivers under Acquisition Agreement.  28
     5.2.   Notices Under the Acquisition Agreement.............................  28
     5.3.   Agreement to Take Necessary and Desirable Actions...................  28
     5.4.   Compliance with Conditions; Best Efforts............................  29
     5.5.   Consents and Approvals..............................................  29
     5.6.   Stockholder Approval................................................  29
     5.7.   Rights of Holders of Preferred Stock................................  30
     5.8.   Other Activities of Purchasers......................................  30
     5.9.   HSR Act Filings.....................................................  30

VI   COVENANTS OF THE PURCHASERS................................................  30
     6.1.   Agreement to Take Necessary and Desirable Actions...................  30
     6.2.   Compliance with Conditions; Best Efforts............................  30
     6.3.   HSR Act Filings.....................................................  30

VII  CONDITIONS PRECEDENT TO CLOSING............................................  30
     7.1.   Conditions to the Company's Obligations.............................  31
     7.2.   Conditions to Purchasers' Obligations...............................  31

VIII MISCELLANEOUS..............................................................  35
     8.1.   Survival; Indemnification...........................................  35
     8.2.   Notices.............................................................  38
     8.3.   Governing Law.......................................................  39
     8.4.   Entire Agreement....................................................  40
     8.5.   Modifications and Amendments........................................  40
     8.6.   Waivers and Extensions..............................................  40
     8.7.   Titles and Headings.................................................  40
     8.8.   Exhibits and Schedules..............................................  40
     8.9.   Expenses; Brokers...................................................  40
     8.10.  Press Releases and Public Announcements.............................  41
     8.11.  Assignment; No Third Party Beneficiaries............................  41
     8.12.  Severability........................................................  41
     8.13.  Counterparts........................................................  41
     8.14.  Further Assurances..................................................  41
     8.15.  Remedies Cumulative.................................................  42

                                   SCHEDULES
                                   ---------



Schedule 2.1        Allocation of Shares / Purchase Price
Schedule 3.2        Capital Stock
Schedule 3.3        Subsidiaries
Schedule 3.5        No Violation; Consents
Schedule 3.7        Litigation
Schedule 3.8        SEC Documents; Financial Statements
Schedule 3.9        Change in Condition
Schedule 3.10       Employee Benefit Plans and Labor Matters
Schedule 3.11       Interests in Real Property
Schedule 3.12       Leases
Schedule 3.13       Compliance with Law
Schedule 3.15       Taxes
Schedule 3.16       Environmental
Schedule 3.17       Intellectual Property
Schedule 3.18       Registration Rights
Schedule 3.21       Franchise Matters
Schedule 3.24       Product Liability
Schedule 3.31       Related Party Transactions


                                    EXHIBITS
                                    --------

Exhibit A           Registration Rights Agreement - Series A Preferred Stock
Exhibit B           Registration Rights Agreement - Series B Preferred Stock
Exhibit C           Stockholders Agreement
Exhibit D           Certificate of Designations - Series A Preferred Stock
Exhibit E           Certificate of Designations - Series B Preferred Stock
Exhibit F           Opinion of Morgan, Lewis & Bockius LLP
Exhibit G           Opinion of Akin, Gump, Strauss, Hauer &  Feld, L.L.P.
Exhibit H           Opinion of W.S. Walker & Company
Exhibit I           Opinion of Winstead Sechrest & Minick, P.C.
Exhibit J           Opinion of Arnold & Porter

                           STOCK PURCHASE AGREEMENT
                           -------------------------


       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of
August 5, 1998, by and between Renters Choice, Inc., a Delaware corporation (the "Company"), and Apollo Investment Fund IV, L.P., a Delaware limited partnership, and Apollo Overseas Partners IV, L.P., an exempted limited partnership registered in the Cayman Islands acting through its general partner (each a "Purchaser," and together the "Purchasers").

       NOW, THEREFORE, the parties hereto hereby agree as follows.


                                  ARTICLE  I

                                  DEFINITIONS

            (a) As used in this Agreement, the following terms shall have the following meanings:

            "Acquisition" means the acquisition of the stock of Thorn Americas pursuant to the Acquisition Agreement.

          "Acquisition Agreement" means the Stock Purchase Agreement, dated as of June 16, 1998, by and among Thorn International, Thorn and the Company.

          "Acquisition Documents" shall mean (i) the Commitment Letter, (ii) this Agreement, (iii) the Acquisition Agreement, (iv) the Financing Documents and (v) all other documents and agreements referred to in Section 7.2(j) that have been executed on or prior to the date hereof.

          "Affiliate" with respect to any person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agreement" shall have the meaning set forth in the Preamble.

          "Applicable Law" means, with respect to any person, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority to which such person or any of its subsidiaries is bound or to which any of their respective properties is subject.

          "Certificate" means the Amended and Restated Certificate of Incorporation, as amended, of the Company in the form attached as Exhibit A to the Stockholders Agreement.

          "Charter" with respect to any corporation means the certificate of incorporation or articles of incorporation of such corporation.

          "Commission" means the United States Securities and Exchange
Commission.

          "Commitment Letter" means the letter agreement, dated June 15, 1998, by and between Apollo Management IV, L.P. and the Company.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          "Company" shall have the meaning set forth in the Preamble.

          "Credit Facilities" means the Senior Secured Credit Facility, the Revolving Credit Facility, the Letter of Credit and the Subordinated Facility.

          "Designated Term" means, with respect to each Franchise Agreement, (i) the territory in which the Renters Choice Entity is restricted from operating Stores, (ii) obligations, including, without limitation, with respect to Intellectual Property, of the applicable Renters Choice Entity upon termination thereof, (iii) any guarantee by any Renters Choice Entity of any obligation of the franchisee and (iv) any express right of the franchisee thereunder to a remedy of specific performance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means with respect to any person (within the meaning of section 3(9) of ERISA) any other person that would be regarded together with such person as a single employer under section 414(b), (c), (m) or (o) of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Financing" means (i) the extension of credit under the Senior Secured Credit Facility , (ii) the extension of credit under the Revolving Credit Facility, (iii) the extension of credit under the Letter of Credit and (iv) the issuance of notes or extension of credit, as applicable, under the Subordinated Facility.

          "Financing Documents" means the agreements relating to the Financing including, without limitation, (i) the Senior Secured Credit Facility, (ii) the Revolving Credit Facility, (iii) the Letter of Credit and (iv) the Subordinated Facility.

            "GAAP" means generally accepted accounting principles consistently applied.

            "Governmental Authority" means any Federal, state or local court or governmental or regulatory authority.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations and any similar state acts.

            "Letter of Credit" means that certain letter of credit facility in the amount of One Hundred Sixty-Three Million Dollars ($163,000,000) to support obligations relating to the New Jersey judgment with respect to Robinson vs. Thorn Americas, Inc.

            "Lien" means any pledge, lien, claim, restriction, charge or encumbrance of any kind.

            "Material Adverse Effect" means, a material adverse effect (i) on the business, operations, prospects, properties, earnings, assets, liabilities or condition (financial or other) of the Company and its Subsidiaries and the Thorn Entities, taken as a whole, or (ii) on the ability of the Company or any of its Subsidiaries to perform its obligations hereunder or under any of the Acquisition Documents, or (iii) on the value of the Purchasers' investment in the Shares.

            "Permitted Liens" means any Liens arising as a result of the Credit Facilities.

            "person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

            "Preferred Stock" shall mean the preferred stock, par value $.01 per share, of the Company.

            "Preliminary Offering Memorandum" means that certain Renters Choice, Inc. Preliminary Offering Memorandum with respect to $200,000,000 Senior Subordinated Notes due 2008.

            "Purchasers" shall have the meaning set forth in the Preamble.

            "Renters Choice Entities" means the Company and its Subsidiaries.

            "Revolving Credit Facility" means that certain revolving credit facility in the amount of One Hundred Twenty Million Dollars ($120,000,000) available for general corporate purposes.

          "Senior Secured Credit Facility" means that/those certain term loan(s) in the amount of Seven Hundred Twenty Million Dollars ($720,000,000).

          "Series A Preferred Stock" means the Series A Preferred Stock, $.01 par value per share, of the Company.

          "Series B Preferred Stock" means the Series B Preferred Stock, $.01 par value per share, of the Company.

          "Series A Registration Rights Agreement" means the Registration Rights Agreement relating to the Series A Preferred Stock to be entered into by and among the Company, the Purchasers and certain other stockholders of the Company concurrently with the Closing, substantially in the form attached as Exhibit A
                                                                     ---------
hereto.

          "Series B Registration Rights Agreement" means the Registration Rights Agreement relating to the Series B Preferred Stock to be entered into by and among the Company, the Purchasers and certain other stockholders of the Company concurrently with the Closing, substantially in the form attached as Exhibit B
                                                                     ---------
hereto.

          "Shares" means the shares of Series A Preferred Stock and Series B Preferred Stock to be issued and sold by the Company to the Purchasers under
Section 2.1(b) hereof.

          "Stockholders Agreement" means the Stockholders Agreement to be entered into among the Company and its stockholders concurrently with the Closing, together with the exhibits thereto, substantially in the form attached as Exhibit C hereto.
   ---------

          "Stores" means all of the individual retail outlets where the Company and its Subsidiaries operate their retail rent-to-own or rent-to-rent operations.

          "Subordinated Facility" means either of (i) senior subordinated unsecured notes of the Company issued in a public offering or Rule 144A private placement in the amount of One Hundred Seventy-Five Million Dollars ($175,000,000) or (ii) a subordinated credit facility in the amount of One Hundred Seventy-Five Million Dollars ($175,000,000).

          "subsidiary" means, with respect to any person (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a corporation) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such person.

            "Subsidiary" means a subsidiary of the Company as of the time immediately before the closing of the Acquisition.

          "Taxes" means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

          "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

            "Thorn" means Thorn plc, a company incorporated under the laws of England and Wales.

            "Thorn Americas" means Thorn Americas, Inc., a Delaware corporation.

            "Thorn Entities" means Thorn Americas and its subsidiaries.

            "Thorn International" means Thorn International BV, a Netherlands corporation

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any applicable state or local law with regard to "plant closings" or mass layoffs" as such terms are defined in the WARN Act or applicable state or local law.

          (b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:


                           Term                  Section
                           ----                  -------

           Bankruptcy Code                       3.26
           Benefit Plan                          3.10
           Closing                               2.2
           Closing Date                          2.2
           Code                                  3.10
           Commitment                            3.20
           Development Agreement                 3.21
           Dow                                   7.2
           Employee                              3.10

           Environmental Laws                       3.16
           Financial Statements                     3.8
           Franchise Agreement                      3.21
           Indemnified Party                        8.1
           Indemnifying Party                       8.1
           Intellectual Property                    3.17
           Leases                                   3.12
           Multiemployer Plan                       3.10
           Notices                                  8.2
           Opening Dow                              7.2
           PBGC                                     3.10
           SEC Documents                            3.8
           Securities Act                           3.18
           Series A Certificate of Designations     2.1
           Series B Certificate of Designations     2.1


                                  ARTICLE  II

                               SALE AND PURCHASE

            SECTION  2.1.  Sale and Issuance of Shares.
                           ---------------------------

                (a) On or before the Closing, the Company shall adopt and file with the Secretary of State of Delaware (i) the Certificate of Designations, Preferences, and Relative Rights and Limitations relating to the Series A Preferred Stock ("Series A Certificate of Designations"), substantially in the form attached as Exhibit D hereto, and (ii) the Certificate of Designations,
                 ---------
Preferences, and Relative Rights and Limitations relating to the Series B Preferred Stock ("Series B Certificate of Designations"), substantially in the form attached as Exhibit E hereto.
                 ---------

                (b) On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to Purchasers, and Purchasers shall purchase and accept from the Company in the relative amounts set forth on Schedule 2.1 hereto, (i) One Hundred Thirty Four
                              ------------
Thousand Four Hundred Fourteen (134,414) shares of the Company's Series A Preferred Stock, par value $.01 per share and (ii) One Hundred Fifteen Thousand Five Hundred Eighty Six (115,586) shares of the Company's Series B Preferred Stock, par value $.01 per share, for the aggregate purchase price of Two Hundred Fifty Million Dollars ($250,000,000).

          SECTION  2.2.  Closing.  The closing of the purchase and sale of the
                         -------
Series A Preferred Stock and the Series B Preferred Stock (the "Closing") shall take place at 8:00 a.m., local time, on August 5, 1998, or such other date as promptly thereafter as of which all of the conditions set forth in Article VII hereof shall have been satisfied or duly waived or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Paul Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY or at such other place as the parties hereto shall agree in writing.

          On the Closing Date (i) each of the Purchasers shall deposit into a bank account designated by the Company, by wire transfer of immediately available funds, an amount equal to its share of the aggregate purchase price of the Shares, and (ii) the Company shall deliver to the Purchasers, against payment of the purchase price therefor, certificates representing, in the aggregate, One Hundred Thirty Four Thousand Four Hundred Fourteen (134,414) shares of the Company's Series A Preferred Stock and One Hundred Fifteen Thousand Five Hundred Eighty Six (115,586) shares of the Company's Series B Preferred Stock.

          The Shares shall be in definitive form and registered in the name of the respective Purchaser or its nominee or designee and in such denominations (including fractional shares) as each Purchaser shall request not later than one business day prior to the Closing Date.


                                 ARTICLE  III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

          The Company hereby represents and warrants to Purchasers as follows:

          SECTION  3.1.  Organization and Standing.  The Company is duly
                         -------------------------
incorporated, validly existing and in good standing as a domestic corporation under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION  3.2.  Capital Stock.  Immediately following the Closing, (a)
                         -------------
the authorized capital stock of the Company will consist solely of (i) Fifty Million (50,000,000) shares of Common Stock, of which (A) Twenty Five Million Thirty Three Thousand Three Hundred Eight (25,033,308) shares will be issued and outstanding and (B) Sixteen Million (16,000,000) will be reserved for issuance upon the conversion of the Series A Preferred Stock and the Series B Preferred Stock and (ii) Five Million (5,000,000) shares of Preferred Stock, of which (A) One Hundred Thirty Four Thousand Four Hundred Fourteen (134,414) shares of Series A Preferred Stock will be issued and outstanding, (B) One Hundred Fifteen Thousand Five Hundred Eighty Six (115,586) shares of Series B Preferred Stock will be issued and outstanding, (C) Four Hundred Thousand (400,000) will be reserved for issuance of the Series A Preferred Stock and (D) Four Hundred Thousand (400,000) will be reserved for issuance of the Series B Preferred Stock, and (b) each share of capital stock of the Company that is issued and outstanding will be duly authorized, validly issued, fully paid and nonassessable. Upon conversion of the Series A Preferred Stock and the Series B Preferred Stock in accordance with their terms, all of the Common Stock and the Non-Voting Common Stock (as defined in the Series B Certificate of Designations), as the case may be, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2, at the date hereof there are and immediately following the Closing there will be (i) no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or acquire any issued or unissued shares of capital stock of the Company and (ii) no restrictions upon the voting or transfer of any shares of capital stock of the Company pursuant to its Charter, By-Laws or other governing documents or any agreement or other instruments to which it is a party or by which it is bound.

          The holders of the Series A Preferred Stock will, upon issuance thereof, have the rights set forth in the Series A Certificate of Designations. The holders of the Series B Preferred Stock will, upon issuance thereof, have the rights set forth in the Series B Certificate of Designations.

          SECTION  3.3.  Subsidiaries.
                         ------------

          (a) Schedule 3.3 sets forth a complete and correct list of each Subsidiary, including the respective percentage of the fully diluted capital stock of each such Subsidiary owned, directly or indirectly, by the Company. Immediately following the Acquisition, Thorn Americas shall be a direct wholly-owned subsidiary of the Company.

          (b) Each of the Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and as proposed to be conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) The outstanding shares of capital stock of each of the Subsidiaries and of each of the Thorn Entities have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
Schedule 3.3, immediately following the Acquisition, (i) all of the shares of each of the Subsidiaries and, to the best knowledge of the Company after due inquiry, of each of the Thorn Entities will be owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and (ii) there will be no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of the Subsidiaries (or, to the best knowledge of the Company, after due inquiry, any of the Thorn Entities).

          SECTION  3.4.  Authorization; Enforceability.  Each of the Company and
                         -----------------------------
its Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Acquisition Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Acquisition Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company or any Subsidiary is necessary therefor. The Company has duly executed and delivered this Agreement and each of the Renters Choice Entities has duly executed and delivered each of the Acquisition Documents to which it is a party. This Agreement constitutes, and each of the Acquisition Documents to which the Company or any Subsidiary is a party, when executed and delivered by each of the Renters Choice Entities which is a party thereto and, assuming due execution by the other parties hereto and thereto, constitute legal, valid and binding obligations of the each of the Renters Choice Entities enforceable against each of them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          SECTION  3.5.  No Violation; Consents.
                         ----------------------

          (a) The execution, delivery and performance by the each of the Renters Choice Entities of each of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby does not and will not contravene any Applicable Law, except for any such contraventions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.5, the execution, delivery and performance by each of the Renters Choice Entities of each of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) will not (after giving effect to all amendments or waivers obtained on or prior to the Closing Date) (x) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of their respective properties or assets is subject (except with respect to any indebtedness that will be repaid in full at the Closing), except for such violations, breaches or defaults that could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (y) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or assets of any of them, except for any such defaults or Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) will not violate any provision of the Charter or By-Laws of any of them.

          (b) Except as set forth on Schedule 3.5, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by any of the Renters Choice Entities for the execution, delivery and performance of any of the Acquisition Documents to which any of them is a party, or the consummation of any of the transactions contemplated hereby or thereby, except (i) for those consents or authorizations that will have been obtained or made on or prior to the Closing Date or (ii) where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION  3.6.  Permits.  Each of the Company and its Subsidiaries has
                         -------
such licenses, permits, exemptions, consents, waivers, authorizations, orders and approvals from appropriate Governmental Authorities ("Permits") as are necessary to own, lease or operate their properties and to conduct their businesses as currently owned and conducted and all such Permits are valid and in full force and effect, except such Permits that the failure to have or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No action by the Company or any of its Subsidiaries outside the normal course of business is required in order that all material Permits shall remain in full force and effect following the consummation of the Acquisition Agreement and this Agreement.

          SECTION  3.7.  Litigation.  Except as set forth on Schedule 3.7, there
                         ----------
are no pending or, to the best knowledge of the Renters Choice Entities, threatened claims, actions, suits, labor disputes, grievances, administrative or arbitration or other proceedings or, to the best knowledge of the Renters Choice Entities, investigations against the Renters Choice Entities or their respective assets or properties before or by any Governmental Authority or before any arbitrator that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the transactions contemplated by any of the Acquisition Documents is restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse conditions have been imposed thereon by any Governmental Authority or arbitrator. None of the Renters Choice Entities or any of their respective assets or properties, is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION  3.8.  SEC Documents; Financial Statements.
                         -----------------------------------

          (a) The Company has provided to the Purchasers copies of the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 1997, together with the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, and the notes thereto, accompanied by the reports thereon of Grant Thornton LLP (the "Financial Statements"). Each of the Financial Statements, including the respective notes thereto, were prepared in accordance with GAAP and present fairly the consolidated financial position of the Company as of such dates and for the periods then ended.

          (b) Except as set forth on Schedule 3.8, as of the date hereof the Company has no assets or liabilities that would have been required to be reflected in consolidated financial statements of the Company prepared in accordance with GAAP, including notes thereto and that are not reflected in the Financial Statements.

          (c) The Company has filed all required forms, reports and documents with the Commission since August 1, 1996, including all exhibits thereto (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and, the Exchange Act as in effect on the dates so filed. None of (i) the SEC Documents (as of their respective filing dates) contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished to the Purchasers copies of each of the SEC Documents.

          (d) The pro forma financial statements contained in the SEC Documents have been prepared on a basis consistent with the Financial Statements and in accordance with the applicable requirements of Regulation S-X promulgated under the Exchange Act and have been properly computed on the bases described therein, the assumptions used in the preparation thereof are reasonable, and the adjustments used therein are appropriate to give effect to the transactions contemplated by the Acquisition Documents and all other transactions and circumstances referred to therein. The other pro forma financial information included in the SEC Documents has been derived from such pro forma financial statements. Such pro forma financial statements fairly present, on a pro forma basis, the financial position and results of operations of the Company on the dates and for the periods specified therein, assuming that the events and assumptions specified therein had actually occurred or been true, as the case may be.

          (e) No representation or warranty of the Renters Choice Entities contained in any document, certificate or written statement furnished to the Purchasers by or at the direction of any Renters Choice Entity for use in connection with the transactions contemplated by this Agreement, including, without limitation, the Preliminary Offering Memorandum, contains any untrue statement of a material fact or omits to state any material fact (known to any of the Renters Choice Entities, in the case of information not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any of the Company or its Subsidiaries (other than matters of a general economic nature) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and that have not been disclosed in the SEC Documents, this Agreement or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated by the Acquisition Documents.

          SECTION  3.9.  Change in Condition.
                         -------------------

          (a) Since March 31, 1998, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or other) of the Company or any Subsidiary, whether or not arising in the ordinary course of business except as contemplated by the Acquisition Documents (including the schedules hereto or thereto).

          (b) Except as set forth on Schedule 3.9, to the best knowledge of the Renters Choice Entities, there is no event, condition, circumstance or prospective development which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION  3.10.  Employee Benefit Plans and Labor Matters.
                          ----------------------------------------

          (a)  For purposes of this Agreement:

                 (i) "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting, severance or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accidental death and dismemberment insurance plan, any holiday and vacation practice or any other employee benefit plan within the meaning of section 3(3) of ERISA, that is maintained, administered or contributed to by the Company or any of its ERISA Affiliates;

                 (ii) "Code" means the Internal Revenue Code of 1986, as amended;

                 (iii) "Employee" means any individual employed by the Company or any of its ERISA Affiliates;

                 (iv) "IRS" means the United States Internal Revenue Service;
       and

                 (v) "PBGC" means the Pension Benefit Guaranty Corporation.

          (b) Schedule 3.10 lists all Benefit Plans. With respect to each such plan, the Company has delivered or made available to the Buyer correct and complete copies of (i) all plan texts and agreements and related trust agreements; (ii) all summary plan descriptions and material Employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement; (v) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the

IRS; and (vi) all material communications with any Governmental Authority (including, without limitation, the PBGC and the IRS).

          (c) Except as set forth on Schedule 3.10, and as specifically indicated with respect to each of the following, there are no Benefit Plans that
(i) are subject to any of Code section 412, ERISA section 302 or Title IV of ERISA; (ii) are intended to qualify under Code section 401(a) or 403(a); or
(iii) are welfare plans within the meaning of and subject to ERISA section 3(1) that provide benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by Code section 4980B and Part 6 of Title I of ERISA), or are self-insured "multiple employer welfare arrangements," as such term is defined in section 3(40) of ERISA.

          (d) Each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all Applicable Law, except for such failures to conform or comply that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

          (e) Except as set forth on Schedule 3.10, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former Employee.

          (f) Except as set forth on Schedule 3.10, no Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA.

          (g) In the six years preceding the date hereof, (i) no Benefit Plan that is or was subject to Title IV of ERISA has been terminated; (ii) no reportable event within the meaning of section 4043 of ERISA has occurred; (iii) no filing of a notice of intent to terminate such a Benefit Plan has been made; and (iv) the PBGC has not initiated any proceeding to terminate any such Benefit Plan.

          (h) Except as set forth on Schedule 3.10, neither the Company nor any of its Subsidiaries is a party to any agreement that has resulted, or would result, in the payment of any compensation to any Employee which would constitute a "parachute payment" as defined in section 280G of the Code.

          (i) Neither the Company nor any of its Subsidiaries has any existing arrangement with any of its Employees providing for an excise tax gross up in respect of any excise taxes imposed by section 4999 of the Code.

          (j) No Employee of the Company or any of its Subsidiaries is a "covered employee" within the meaning of section 162(m) of the Code.

           (k)      (i)    No material labor dispute exists with any of the
Renters Choice Entities and, to the best knowledge of the Renters Choice
Entities, none is threatened.   No Renters Choice Entity has experienced any
concerted work stoppages during the preceding five years that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect.

                    (ii) To the best knowledge of the Renters Choice Entities, there are no union organizing activities or questions of representation taking place that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (iii) There is no unfair labor practice charge or complaint against any of the Renters Choice Entities which is served and pending, or to the best knowledge of the Renters Choice Entities, otherwise pending or threatened before the National Labor Relations Board that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (iv) To the best knowledge of the Renters Choice Entities, there are no charges or investigations with respect to or relating to any Renters Choice Entity pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (v) To the best knowledge of the Renters Choice Entities, there exists no fact or circumstances that could reasonably be likely to give rise to any claim by the Company for willful misconduct or fraud against any officer or director or former officer or director (in their capacity as such) of the Company or any Subsidiary, or any person employed by the Company or any Subsidiary on the date hereof.

                    (vi) The Renters Choice Entities have complied with the WARN Act and any similar state or local law. No employee of any Renters Choice Entity has suffered an "employment loss" as that term is defined in the WARN Act since six (6) months prior to the Closing Date.

               SECTION  3.11.  Interests in Real Property.
                                --------------------------

          (a) Schedule 3.11 sets forth a true and complete list of all real properties owned and all material real property leased by each of the Renters Choice Entities. Each Renters Choice Entity has good and marketable title in fee simple to all real properties owned by it and valid and enforceable leasehold interests in all real estate leased by it, except where the lack of such title or the invalidity or unenforceability of such leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Immediately following the Acquisition, none of the real properties owned by or the leasehold estates of any Renters Choice Entity will be subject to (i) any Liens other than Permitted Liens or (ii) any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments that, in either case (i) or (ii), will materially adversely affect the value thereof for their present use, taken as a whole, or that interfere with or impair the present and continued use thereof, taken as a whole, in the usual and normal conduct of the business of any such person.

          (c) To the best knowledge of the Renters Choice Entities, all improvements on such real properties and the operations therein conducted conform in all material respects to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations (whether through grandfathering provisions, permitted use exceptions, variances or otherwise), except for possible nonconforming uses or violations that do not and will not interfere with the present use, operation or maintenance thereof as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof for their present use. No Renters Choice Entity has received notice of any violation of or noncompliance with any such laws, ordinances or administrative regulations from any applicable governmental or regulatory authority, except for notices of violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) Immediately following the Closing and the Acquisition, the Shares will not be a "United States real property interest" within the meaning of section 897 of the Code.

          SECTION  3.12.  Leases.
                          ------

          (a)(i) No Renters Choice Entity is in breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute a material breach or default) under any lease of the leased real property required to be set forth on Schedule 3.11 (the "Leases") and (ii) no party to any Lease has given any Renters Choice Entity written notice of or made a claim with respect to any breach or default, the consequences of which, in either case (i) or (ii) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 3.12, after taking into account the exercise of any options (which are exercisable solely at the discretion of one of the Renters Choice Entities), none of the Leases terminates by its terms before January 1, 2000.

          (c) None of the Leases require a consent to be obtained for the execution, delivery and performance of any of the Acquisition Documents or the consummation of any of the transactions contemplated hereby or thereby.

             (d) None of the Renters Choice Entities have ownership, financial or other interests in the landlords under any of the Leases.

          SECTION  3.13.  Compliance with Law.  The operations of the Renters
                          -------------------
Choice Entities have been conducted in accordance with all Applicable Laws, including, without limitation, all such Applicable Laws relating to consumer protection, currency exchange, employment (including, without limitation, equal opportunity and wage and hour), safety and health, environmental protection, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension and securities, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Renters Choice Entity has received notice of any violation of or noncompliance with any Applicable Laws except as set forth on Schedule 3.13 and except for notices of violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION  3.14.  Representations and Warranties in the Acquisition
                          -------------------------------------------------
Documents.  The representations and warranties of the Company in the Acquisition
---------
Agreement and the other Acquisition Documents (including, without limitation, those made on the Closing Date both immediately before and immediately after giving effect to the Acquisition and regardless of whether any such representations or warranties survive beyond the Closing Date) were (or will be) true in all material respects as of the date thereof and are true in all material respects on the Closing Date (after giving effect to the Acquisition). To the best knowledge of the Company after due inquiry, the representations and warranties of the Thorn Entities in the Acquisition Agreement and the other Acquisition Documents (including, without limitation, those made on the Closing Date both immediately before and immediately after giving effect to the Acquisition and regardless of whether any such representations or warranties survive beyond the Closing Date) were (or will be) true in all material respects as of the date thereof and are true in all material respects on the Closing Date (after giving effect to the Acquisition).

               SECTION  3.15.  Tax Matters.
                               -----------

          (a) Except as set forth on Schedule 3.15, the Renters Choice Entities have duly and properly filed, or will duly and properly file, on a timely basis, all Tax Returns which were or will be required to be filed by them for all periods ending on or before the Closing Date or including the Closing Date. All such Tax Returns of the Renters Choice Entities were (or will be) true, correct and complete in all material respects when filed. The Renters Choice Entities have paid all Taxes required to be paid by them in respect of the periods covered by such filed Tax Returns, whether or not shown as due, other than (i) those being contested in good faith or those currently payable without penalty or interest, in each case for which an adequate reserve or accrual has been established in the Financial Statements in accordance with GAAP, or (ii) where failure so to pay could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (b) All Taxes payable with respect to Tax Returns for periods ending on or before the Closing Date, or, with respect to the period that ends after the Closing Date, the portion of such period up to and including the Closing Date, have been properly reserved or accrued on the books of the appropriate persons. All Taxes that the Renters Choice Entities are or were required by law to withhold or collect through the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of any Renters Choice Entity except for statutory liens for Taxes not yet due or delinquent.

             (c) Except as set forth on Schedule 3.15, no Renters Choice Entity is currently the beneficiary of any waivers or extensions with respect to any Tax Returns and no such Tax Returns for any taxable year are currently under audit.

             (d) The Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under applicable laws.

             (e) None of the Renters Choice Entities are party to, are bound by or have an obligation under any Tax allocation or Tax sharing agreement or similar contract arrangement. None of the Renters Choice Entities (i) have been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) nor (ii) have any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement to indemnify or otherwise. None of the Renters Choice Entities have any obligation by contract, agreement, arrangement or otherwise to permit any person, other than the Renters Choice Entities, to use the benefit of a refund, credit or offset of Tax of any of the Renters Choice Entities.

             (f) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any of the Renters Choice Entities or any of their assets or properties.

             (g) None of the Renters Choice Entities is obligated to make any payments nor are any of the Renters Choice Entities a party to any written or oral agreement or understanding that obligates or could obligate any of the Renters Choice Entities to make payments under section 280G of the Code.

             (h) None of the Renters Choice Entities has been a United States real property holding company within the meaning of section 897(c)(2) of the Code during the period specified in section 897(c)(1)(A)(ii) of the Code.

             (i) The unpaid Taxes of the Renters Choice Entities (i) did not, as of the most recent fiscal month end, exceed by a material amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the fact of the most recent balance sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the date of this Agreement, as set forth in the preamble, in accordance with the past custom and practice of the Renters Choice Entities in filing their Tax Returns.

               SECTION  3.16.  Environmental Matters.
                               ---------------------

             (a) Each Renters Choice Entity and its operations has obtained and maintained in effect all licenses, permits and other authorizations required under all Applicable Laws relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations, except where the failure to obtain and maintain such licenses, permits and other authorizations or any such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (b) Except as set forth on Schedule 3.16:

                 (i) no Renters Choice Entity has (A) performed or suffered any act which could give rise to, or has otherwise incurred or expressly assumed by contract or operation of law, liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq.
                                                                       -- ---
          or any other Environmental Laws, or (B) received notice of any such liability or any claim therefor or submitted notice pursuant to section 103 of such Act to any governmental agency with respect to any of their respective assets, except for such liability as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                    (ii) no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law) and no asbestos containing material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets or properties owned, leased or otherwise operated by any Renters Choice Entity or any surface waters or groundwaters thereon or thereunder, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                    (iii) no Renters Choice Entity owns or operates an underground storage tank containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6991 et seq. except as in accordance with
                                           -- ---
          Applicable Law; and

                    (iv) no Renters Choice Entity has Treated, Stored or Disposed of any Hazardous Waste (as such capitalized terms are respectively defined in (A) the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. or (B) Chapter 6.5 (Hazardous Waste
                                  -- ---
          Control) of the California Health and Safety Code).

               SECTION  3.17.  Intellectual Property.
                               ---------------------

             (a) Immediately following the Closing, the Renters Choice Entities will own or be licensed or have the right to use, free and clear of all Liens (other than Permitted Liens), (i) all letters patent, patent applications, inventions on which patent applications have not been filed, trademarks, service marks, trade names (whether registered or unregistered) and the registrations or applications for registration therefor, logos, symbols, brands, copyrights (whether registered or unregistered) and registrations therefor, both United States and foreign, and all renewals, renewal rights, reissues, modifications or extensions thereof, and know-how, trade secrets, formulae, research and development data, new product research data and manufacturing processes that are material to their business as currently conducted (collectively, the "Intellectual Property"), and (ii) all computer software presently utilized in the operation of their businesses, except where the absence of such software could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (b) To the best knowledge of the Renters Choice Entities all state registrations, renewals and other filings relating to any of the Intellectual Property (other than the Intellectual Property registered in the United States Patent and Trademark Office) that is material to the business of any Renters Choice Entity each as currently conducted, have been filed in all appropriate state offices.

             (c) Except as set forth on Schedule 3.17, to the best knowledge of the Renters Choice Entities (i) no claim has been asserted by any person challenging or questioning the validity or the right of any Renters Choice Entity to use the Intellectual Property, nor is there any valid basis for any such claim, (ii) the use of any item of Intellectual Property by any Renters Choice Entity does not infringe and will not infringe on any right, title or interest held by any other entity or person in any intellectual property and
(iii) the use of any intellectual property by any other person or entity does not infringe on the Intellectual Property or on the rights of any Renters Choice Entity in any of the Intellectual Property.

             (d) No Renters Choice Entity is a party to any license agreement or any other agreement to use, sell, assign or encumber any of the Intellectual Property that is material to its business as currently conducted except those agreements set forth on Schedule 3.17. Such agreements set forth on Schedule
3.17 are in full force and effect, and, to the best knowledge of the Renters Choice Entities, each party to such agreements has complied with the requirements of such agreements. No notice of termination has been given pursuant to any of such agreements. As of the Closing, (i) all notices required by such agreements in order to renew, or to extend the term of, such agreements have been properly given in accordance with any requirements relating thereto set forth in such agreements and (ii) to the best knowledge of the Renters Choice Entities (A) there are no existing or threatened bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other similar proceedings relating to any of the parties to any of such agreements,
(B) there are no defaults by any party to such agreements and (C) there exist no events, or failures to act, which, with the passage of time or the giving of notice, or both, will constitute an event of default under any of such agreements.

             (e) All Intellectual Property in the form of computer software that is utilized by any Renters Choice Entity or any Thorn Entity in the operation of its respective business is capable of processing date data between and within the twentieth and twenty-first centuries.

          SECTION  3.18.  Registration Rights.  Except as set forth on Schedule
                          -------------------
3.18, no Renters Choice Entity is under any obligation to register any of its outstanding securities pursuant to the Securities Act of 1933, as amended (the "Securities Act").

          SECTION  3.19.  Insurance.  The Renters Choice Entities maintain, with
                          ---------
reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers' compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Renters Choice Entities as of the date hereof, are in full force and effect in accordance with their terms. No Renters Choice Entity is in default under any provisions of any such policy of insurance and no Renters Choice Entity has received notice of cancellation of any such insurance.

          SECTION  3.20.  Contracts. All contracts and other instruments to
                          ---------
which any Renters Choice Entity is a party that are material to the business, operations, properties, prospects or financial condition of any of them (collectively, the "Commitments") are in full force and effect on the date hereof. No Renters Choice Entity is in default in respect of any Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for any such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Renters Choice Entities, after due inquiry, no other party to any Commitment is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

               SECTION 3.21.  Franchising Matters.
                              -------------------

          (a) The Designated Terms of all franchise agreements to which any Renters Choice Entity is a party ("Franchise Agreements") materially conform to the Designated Terms of the form of franchise agreement attached to the applicable Renters Choice Entity's Uniform Franchise Offering Circular. Set forth on Schedule 3.21 is a true and complete list in all material respects, as of the date hereof, (i) with respect to each Franchise Agreement, the Approved

Location (as defined in each Franchise Agreement) and (ii) with respect to each development agreement to which any Renters Choice Entity is a party ("Development Agreement"), the Assigned Area (as defined in each Development Agreement).

          (b) Disclosure Documents.  Each Renters Choice Entities' past and
              --------------------
present franchise disclosure documents and/or franchise offering circulars (collectively "FOCs") for any area franchises, individual franchises, any other type of franchise the Renters Choice Entities offer, and/or, if applicable, any licenses: (i) materially comply with all applicable Federal Trade Commission ("FTC") franchise disclosure regulations, any other applicable foreign or federal laws and regulations, state franchise and business opportunity sales laws and regulations, and local laws and regulations; (ii) include and accurately state all material information (including but not limited to the discussion of litigation matters) set forth in them; (iii) do not omit any required material information; (iv) accurately state the applicable Renters Choice Entity's position that it does not provide to prospective area or individual franchisees "earnings claims" information (as that term is defined in the FTC's franchise disclosure regulations and the North American Securities Administrators Association's current Uniform Franchise Offering Circular Guidelines); (v) have been timely revised to reflect any material changes or developments in the applicable Renters Choice Entity's franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable foreign, federal, state, and/or local law; and (vi) include all material documents (including but not limited to audited financial statements for the applicable Renters Choice Entity) required by any applicable foreign, federal, state, and/or local law to be provided to prospective area franchisees, individual franchisees and/or, if applicable, any licensees.

          (c) Franchise and License Agreements.  The Renters Choice Entities'
              --------------------------------
past and present agreements with their area franchisees, individual franchisees, and licenses: (i) materially comply with applicable foreign, federal, state, and/or local laws and regulations; (ii) do not include provisions that would prevent or otherwise impair the applicable Renters Choice Entity's ability to undergo a change in ownership or control or require the applicable Renters Choice Entity to notify any area franchisees, individual franchisees, and/or licensees of such a change in ownership or control; (iii) do not obligate the Renters Choice Entities to buy back or otherwise acquire the stock, assets, or contractual rights of area franchisees, individual franchisees, and/or licensees; (iv) do not impose on the Renters Choice Entities an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the area franchisees, individual franchisees, and/or licensees; (v) impose on area franchisees, individual franchisees, and licensees an obligation to comply with all applicable federal, state, and local laws and regulations; and (vi) impose on area franchisees, individual franchisees, and licensees an obligation to maintain commercially reasonable insurance that names the applicable Renters Choice Entity as an additional insured, requires the insurer to notify the applicable Renters Choice Entity before it terminates any such insurance policy for nonpayment, and permits the applicable Renters Choice Entity to make such payments to maintain such insurance coverage on behalf of any non-paying area franchisee, individual franchisee, or licensee.

                    (d)  Registration and Disclosure Compliance.  All of
                         --------------------------------------
the area franchises, individual franchises, and licenses of the Renters Choice Entities have been sold in material compliance with applicable foreign, federal, state, and/or local franchise disclosure and registration requirements. As a result,

                         (i) each prospective area franchisee, individual franchisee, and, if applicable, licensee was provided with any required FOC at the earlier of (A) the first personal face-to-face meeting between the applicable Renters Choice Entity and the then prospect for the purposes of discussing the acquisition of an area franchise, individual franchise, or, if applicable, license, (B) at least ten business days before the execution of any agreement with the applicable Renters Choice Entity or the payment of any funds to the applicable Renters Choice Entity by the prospective area franchisee, individual franchisee, or, if applicable, licensee, or (C) within any other minimum time period imposed by law;

                         (ii) at least five business days before execution of any agreements with the Renters Choice Entities, each prospective area franchisee, individual franchisee, and, if applicable, licensee was provided with a completed execution copy of the applicable Renters Choice Entity's area franchise agreement, individual franchise agreement, or, if applicable, license agreement, respectively, together with any related documents (e.g., spousal consent form, phone transfer agreement, software license, security agreement, equipment lease, national account agreement) with all pertinent specific information for such prospective area franchisee, individual franchisee, or, if applicable, licensee set forth in those agreements and documents;

                         (iii) each FOC provided to a prospective area franchisee individual franchisee, or, if applicable, licensee complied in all material respects at the time of the delivery of such FOC with applicable foreign, federal, state, and/or local laws regarding such franchise offering circulars;

                         (iv) each of the Renters Choice Entities' required FOCs were either properly registered with appropriate franchise regulatory authorities, covered by a proper notice filing with appropriate franchise regulatory authorities, or qualified for an exemption from such registration or notice filing requirements;

                         (v) each of the Renters Choice Entities' offerings were, where applicable, either properly registered with appropriate business opportunity sales authorities or qualified for an exemption from such registration requirements;

                         (vi) the Renters Choice Entities obtained signed acknowledgments of receipt for the delivery of each FOC to prospective area franchisees, individual franchisees, and, if applicable, licensees;

                         (vii) to the extent that any of the Renters Choice Entities may have experienced lapses in one or more jurisdictions for its registrations for area franchise offerings, individual franchise offerings, and/or, if applicable, license offerings, the applicable Renters Choice Entity did not offer or sell during the period of any such lapses any such area franchises, individual franchises, or, if applicable, licenses for franchises (A) in those jurisdictions, (B) to be operated outside those jurisdictions by residents of those jurisdictions, or (C) the sale of which might otherwise have triggered the application of the franchise registration laws of those jurisdictions during the periods of any such lapse;

                         (viii) to the extent required by foreign, federal, state, and/or local law, the Renters Choice Entities have complied with all applicable franchise advertising filing requirements;

                         (ix) to the best of its knowledge, the Renters Choice Entities are not aware of any instances in which any of their employees, sales agents, or sales brokers for area franchises, individual franchises, or, if applicable, licenses provided information to prospective area franchisees, individual franchisees, or, if applicable, individual licensees, that materially differed from the information contained in the FOCs provided to such prospects (including but not limited to "earnings claim" information);

                         (x) where required, the Renters Choice Entities properly filed with appropriate franchise regulatory authorities amendments to their FOCs to reflect any material changes or developments in the applicable Renters Choice Entity's franchise system, agreements, operations, financial condition, litigation or other matters requiring disclosure;

                         (xi) where required, the Renters Choice Entities complied with foreign, federal, state, and/or local laws (including in particular those of California and North Dakota) requiring registration, disclosure, and/or other compliance activities associated with any "material modifications" made to the applicable Renters Choice Entity's then current area franchises, individual franchises, or, if applicable, licenses; and

                         (xii) the Renters Choice Entities properly and timely converted the format of their FOCs from the prior format prescribed by the Uniform Franchise Offering Circular guidelines to the so-called "plain English" guidelines currently in effect for FOCs prepared in accordance with Uniform Franchise Offering Circular guidelines.

                    (e)  Franchise and Related Litigation.  The Renters
                         --------------------------------
Choice Entities' April 1997 FOCs for their universal area franchise agreement and universal individual franchise agreement set forth accurate summary information about

                         (i) any governmental regulatory, criminal, and/or material civil actions pending against the applicable Renters Choice Entity alleging a violation of a foreign and/or United States franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the applicable Renters Choice Entity's business which are significant in the context of the number of the applicable Renters Choice Entity's franchisees and the size, nature or financial condition of the franchise system or its business operations;

                         (ii) any convictions of a felony, nolo contendre pleas to a felony charge, and adverse final judgments in a civil action in foreign countries and/or the United States since April 1987 as well as all material actions since April 1987 involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations; and

                         (iii)  all currently effective injunctive or
          restrictive orders or decrees relating to the franchise area under a foreign, federal, state, or local franchise, securities, antitrust, trade regulation, or trade practices law resulting from a concluded or pending action or proceeding brought by a public agency.

In addition, the Renters Choice Entities have not received notice of any threatened administrative, criminal and/or material civil action against them and/or any persons disclosed in Item II of the Renters Choice Entities' April 1997 FOCs for their Universal Area Franchise Agreement and Universal Individual Franchise Agreement where such threatened administrative, criminal and/or material civil action alleges a violation of a foreign and/or United States franchise, antitrust law, or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the applicable Renters Choice Entity's business which are significant in the context of the number of the applicable Renters Choice Entity's franchisees and the size, nature, or financial condition of the franchise system or its business operations.

                         (f) Franchisee Relations and Operations. In each of the
                             -----------------------------------
Renters Choice Entities' communications with its area franchisees, individual franchisees, licensees, and representative groups of those area franchisees, individual franchisees, and/or licensees, the applicable Renters Choice Entity is not aware of any material misstatements regarding its operations, franchise system, agreements, financial condition, litigation matters, or plans that could be used as a basis for a successful fraud, misrepresentation, or franchise law violation claim against the applicable Renters Choice Entity. Each of the Renters Choice Entities have taken and continue to take commercially reasonable efforts to protect the confidentiality of their current Operations Manual.

                         (g) Franchise Terminations. The Renters Choice
                             ----------------------
Entities' termination of or effort to terminate or refusal to renew any area franchisee, individual franchisee, or, if applicable, licensee, has complied with applicable federal, state, and/or local franchise termination laws and regulations including, in particular, but not limited to, having provided any such area franchisee, individual franchisee, or, if applicable, licensee involved in such a nonrenewal or termination any statutorily required notice and opportunity to cure. The Renters Choice Entities have complied with all other applicable foreign, federal, state, and/or local laws and/or regulations relating to ongoing franchise relationships, the termination of such relationships, and/or the non-renewal of such relationships.

          SECTION  3.22.  Ordinances, Regulations and Condition of Stores.  The
                          -----------------------------------------------
Stores and the operation and maintenance thereof, as now operated or maintained, do not contravene any material zoning ordinances or other administrative regulations (either because the Store is in compliance with such material zoning ordinances or other administrative regulations or because compliance with such material zoning ordinances or other administrative regulations is not required due to a prior nonconforming use) or violate in any material respect any existing restrictive covenant or any provision of existing and applicable law, the effect of which in any respect would have a Material Adverse Effect on (i) the continued use of the properties for the purposes for which they are now being used or (ii) the value of the properties. The Stores and other facilities, taken as a whole, are in good condition and repair, ordinary wear and tear excepted.

          SECTION  3.23.  Inventory. All inventory of the Renters Choice
                          ---------
Entities was purchased, acquired or ordered in the ordinary course of business and consistent with past practice. The Renters Choice Entities' rental merchandise in the aggregate is of a quality useable and merchantable, except for items of obsolete merchandise or merchandise below standard quality, which have been in the aggregate written down to the lower of cost or realizable market value, or for which adequate reserves have been provided.

          SECTION  3.24.  Product Liability.  Schedule 3.24 sets forth the
                          -----------------
Company's general warranty policy with respect to products rented or sold by the Company or its Subsidiaries at any Stores. Other than as described on Schedule 3.24, none of the Company or the Subsidiaries have provided any written or, to the knowledge of the Company, oral express warranties with respect to products rented or sold by the Company or its Subsidiaries at any Stores. No Renters Choice Entity has knowledge of any fact or event forming the basis of a claim against any Renters Choice Entity for product liability on account of any express warranty which is not fully covered by insurance.

          SECTION  3.25.  Questionable Payments. No Renters Choice Entity nor to
                          ---------------------
the Company's knowledge any employee, agent, representative or shareholder of any Renters Choice Entity has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using corporate funds of any Renters Choice Entity or made any illegal payments to obtain or retain business using corporate funds of any Renters Choice Entity.

          SECTION  3.26.  Solvency. No Renters Choice Entity is, or after giving
                          --------
effect to the transactions contemplated by the Acquisition Documents and other obligations in connection therewith, will be, (a) "insolvent" (as defined in section 101(31) of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code")), (b) engaged in business with unreasonably small capital or assets (as contemplated by the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, as amended, the Uniform Fraudulent Transfer Act, as amended, or other similar laws) or (c) unable to pay or provide for the payment of such liabilities and obligations as and when due.

          SECTION  3.27.  Use of Financing.  The proceeds received under or as a
                          ----------------
result of the Acquisition Documents will solely be used directly or indirectly for the consummation of the transactions contemplated by the Acquisition Documents, including the payment of related fees and expenses, and for working capital of the Renters Choice Entities.

          SECTION  3.28.  Accuracy of Information.  None of the representations,
                          -----------------------
warranties or statements of the Company contained in this Agreement or in the exhibits hereto contains any untrue statement of a material fact or, taken as a whole together with the SEC Documents, omits to state any material fact necessary in order to make any of such representations, warranties or statements not misleading. All information relating to the Renters Choice Entities that may be material to a purchaser for value of the Shares has been disclosed to the Purchasers and any such information arising on or before the Closing Date will forthwith be disclosed to the Purchasers.

          SECTION  3.29.  HSR Act Filings. With respect to the Acquisition, each
                          ---------------
of the Company and its Subsidiaries has filed all reports and documents as may be necessary to comply with the HSR Act and the Company is in full compliance with Section 6.3 of the Acquisition Agreement. The HSR waiting period with respect to the Acquisition has expired.

          SECTION  3.30.  Private Offering.  Based, in part, on the Purchasers'
                          ----------------
representations in Section 4.3, the sale of the Shares by the Company to the Purchasers is exempt from the registration and prospectus delivery requirements of the Securities Act. None of the Renters Choice Entities, nor anyone acting on their respective behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would subject the offer, issuance or sale of the Shares or Common Stock as contemplated hereby to the registration provisions of the Securities Act.

          SECTION  3.31.  Related Party Transactions.  Except as set forth on
                          --------------------------
Schedule 3.31, no Renters Choice Entity or Thorn Entity is, or immediately following the Closing and the Acquisition will be, a party to any agreement or arrangement (which will continue to be in effect after giving effect to the transactions contemplated by the Acquisition Documents) with or for the benefit of any person who is a holder of 5% or more of the outstanding equity securities of the Company (other than employees who are not Affiliates of the Company) or any officer, director, partner or Affiliate of any such person.

                                  ARTICLE  IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

               Each Purchaser severally as to itself only, and not jointly, hereby represents and warrants to the Company as follows:

               SECTION  4.1.  Authorization; Enforceability; No Violations.
                              --------------------------------------------

                    (a) Each Purchaser is duly organized and validly existing, in each case, in good standing as a partnership under the laws of its jurisdiction of organization or registration and has all requisite corporate or partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each Purchaser has the partnership power to execute, deliver and perform the terms and provisions of the Acquisition Documents to which it is a party and has taken all necessary partnership action to authorize the execution, delivery and performance by it of such Acquisition Documents and to consummate the transactions contemplated hereby and thereby. No other partnership proceedings on the part of any such Purchaser is necessary therefor.

                    (b) The execution, delivery and performance by such Purchaser of the terms and provisions of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not violate, in any material respect, any provision of the partnership agreement or other governing documents of such Purchaser, or of any other agreement or instrument to which such Purchaser is a party or by which it is bound, or to which any of its properties or assets is subject, or of any Applicable Law. Each such Purchaser has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the Acquisition Documents to which it is a party. This Agreement constitutes, and the Acquisition Documents to which each such Purchaser is a party when executed and delivered by such Purchaser, and, assuming the due execution by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          SECTION  4.2.  Consents.  No consent, authorization or order of, or
                         --------
filing or registration with, any Governmental Authority or other person is required to be obtained or made by such Purchaser for the execution, delivery and performance by such Purchaser of this Agreement or any Acquisition Documents to it is a party or the consummation of any of the transactions contemplated hereby or thereby other than those that will have been made or obtained on or prior to the Closing Date.

          SECTION  4.3.  Private Placement.
                         -----------------

                    (a) Such Purchaser understands that (i) the offering and sale of the Shares by the Company to the Purchasers are intended to be exempt from registration under the Securities Act pursuant to section 4(2) thereof, and
(ii) there is no existing public or other market for the Shares.

                    (b) The Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act.

                    (c) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

                    (d) Such Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

                    (e) Such Purchaser acknowledges that the Company and, for purposes of the opinions to be delivered to the Purchasers pursuant to Section 7.2(t) hereof, Winstead Sechrest & Minick P.C. will rely on the accuracy and truth of its representations in this Section 4.3, and such Purchaser hereby consents to such reliance.


                                  ARTICLE  V

                           COVENANTS OF THE COMPANY


          SECTION  5.1.  Amendment or Modification of or Waivers under
                         ---------------------------------------------
Acquisition Agreement.  The Company agrees that, without the prior written
---------------------
consent of the Purchasers, it will not consent to any amendment or modification to, or waive any of its rights under, the Acquisition Agreement, which amendment, modification or waiver would have a Material Adverse Effect on the rights of the Company or the Purchasers with respect to the business, assets, operations and properties of the Company, the Subsidiaries and the Thorn Entities.

          SECTION  5.2.  Notices Under the Acquisition Agreement.  The Company
                         ---------------------------------------
shall promptly provide the Purchasers with such notices and reports as any Renters Choice Entity may send to or receive from Thorn Americas or Thorn International pursuant to the terms of or relating to the Acquisition Agreement.

          SECTION  5.3.  Agreement to Take Necessary and Desirable Actions.  The
                         -------------------------------------------------
Company shall, and shall cause each Subsidiary, to execute and deliver the Acquisition Documents to which each shall be a party and such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, desirable or reasonably requested by the Purchasers in order to consummate or implement expeditiously the transactions contemplated hereby.

          SECTION  5.4.  Compliance with Conditions; Best Efforts.  The Company
                         ----------------------------------------
shall use its best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          SECTION  5.5.  Consents and Approvals.  The Company (a) shall use its
                         ----------------------
best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, any other Acquisition Document or any of the transactions contemplated hereby or thereby, and (b) shall diligently assist and cooperate with the Purchasers in preparing and filing all documents required to be submitted by the Purchasers to any Governmental Authority in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Purchasers in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchasers all information concerning the Renters Choice Entities that counsel to the Purchasers determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

          SECTION  5.6.  Stockholder Approval.  The Company shall (i) on or
                         --------------------
before the twentieth (20) day following the Closing, file a proxy statement with the Commission with respect to the holding of a special stockholders' meeting for the purpose of obtaining stockholder approval of a proposal to allow the Series B Preferred Stock to be converted into shares of the Series A Preferred Stock, (ii) promptly notice such a meeting following the Commission's clearance of such proxy statement and (iii) on or before the fortieth (40) day following the Commission's clearance of such proxy statement, hold such meeting. The Company shall use its best efforts to obtain such stockholder approval, including, but not limited to, recommending the transactions contemplated by this Agreement to the stockholders of the Company and responding promptly to the Commission's comments in order to obtain clearance.

          SECTION  5.7.  Rights of Holders of Preferred Stock.  The Company
                         ------------------------------------
covenants and agrees that, unless otherwise agreed to by a majority of the holders of the Series A Preferred Stock, the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock shall be as set forth in the Series A Certificate of Designations, and the Company covenants and agrees not to amend, without the consent of a majority of the holders of Series A Preferred Stock, (i) the Company's Certificate or By-laws in a manner that would impact the holders of the Series A Preferred Stock, or (ii) the Series A Certificate of Designations. The Company covenants and agrees that, unless otherwise consented to by a majority of the holders of the Series B Preferred Stock, the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock shall be as set forth in the Series B Certificate of Designations, and the Company covenants and agrees not to amend, without the consent of a majority of the holders of Series B Preferred Stock, (i) the Company's Certificate or By-laws in a manner that would impact the holders of the Series B Preferred Stock, or (ii) the Series B Certificate of Designations.

          SECTION  5.8.  Other Activities of Purchasers.  Nothing contained in
                         ------------------------------
this Agreement or any other agreement of the Company shall be deemed to prohibit the Purchasers or any of their respective Affiliates from forming or investing in other entities engaged in activities similar to those of the Company.

          SECTION  5.9.  HSR Act Filings. The Company has filed, or caused to be
                        ---------------
filed, all reports and documents as may be necessary to comply with the HSR Act.


                                  ARTICLE  VI

                          COVENANTS OF THE PURCHASERS

          SECTION  6.1.  Agreement to Take Necessary and Desirable Actions. Each
                         -------------------------------------------------
of the Purchasers agrees to execute and deliver each of the Acquisition Documents to which it shall be a party and such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, desirable or reasonably requested by the Company in order to consummate or implement expeditiously the transactions contemplated hereby.

          SECTION  6.2.  Compliance with Conditions; Best Efforts.  Each of the
                         ----------------------------------------
Purchasers will use its best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, each of the Purchasers shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          SECTION  6.3.  HSR Act Filings.  Each of the Purchasers has filed, or
                         ---------------
caused to be filed, all reports and documents as may be necessary to comply with the HSR Act.


                                 ARTICLE  VII

                        CONDITIONS PRECEDENT TO CLOSING

          SECTION  7.1  Conditions to the Company's Obligations.  The
                        ---------------------------------------
obligations of the Company hereunder required to be performed on the Closing Date shall be subject, at its election, to the satisfaction or waiver (which waiver, if so requested by the Purchasers, shall be made in writing), at or prior to the Closing, of the following conditions:

               (a) The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

               (b) The Purchasers shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement, to be performed and complied with by the Purchasers at or prior to the Closing Date.

               (c) All conditions precedent to the consummation of the transactions contemplated by the Acquisition Documents shall have been satisfied or waived.

               (d) The Purchasers shall have delivered to the Company a certificate, executed by each Purchaser or on its behalf by a duly authorized representative, dated as of the Closing Date, certifying that each of the conditions specified in this Section 7.1 has been satisfied with respect to the Purchasers.

               (e) Morgan, Lewis & Bockius LLP, counsel to the Purchasers, shall have delivered to the Company an opinion, dated the Closing Date, addressed to the Company, substantially in the form attached as Exhibit F hereto.
                                                   ---------

               (f) Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Purchasers, shall have delivered to the Company an opinion, dated the Closing Date, addressed to the Company, substantially in the form attached as Exhibit G
                                                                      ---------
hereto.

               (g) W.S. Walker & Company, counsel to the Purchasers, shall have delivered to the Company an opinion, dated the Closing Date, addressed to the Company, substantially in the form attached as Exhibit H hereto.
                                               ---------

          SECTION   7.2  Conditions to Purchasers' Obligations.  The obligations
                         -------------------------------------
of the Purchasers hereunder required to be performed at the Closing shall be subject, at their joint election, to the satisfaction or waiver (which waiver, if so requested by the Company, shall be made in writing), at or prior to the Closing, of the following conditions:

               (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (after giving effect to the transactions contemplated hereby). Any waiver by the Purchasers of this condition to the Purchasers' obligations shall be solely for the purposes of effecting the Closing and shall not constitute a waiver of the Purchasers' or any other Indemnified Party's right to indemnification for the Company's failure to satisfy this condition.

               (b) The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement, to be performed and complied with by it at or prior to the Closing Date.

               (c) All conditions precedent to the transactions contemplated by the Acquisition Documents shall have been satisfied; provided that no waiver of any of the conditions of, or amendment to, any of the Acquisition Documents shall have occurred except such as shall have been consented to in writing by the Purchasers, and, with respect to any conditions thereunder the fulfillment of which is or may be determined in the judgment or discretion of any party to an Acquisition Document other than the Purchasers, such conditions shall not be deemed fulfilled unless each of the Purchasers, in its sole judgment, shall also be satisfied that such conditions are fulfilled.

               (d) The Company, Thorn and Thorn International shall have executed the Acquisition Agreement, and the consummation of the Acquisition contemplated thereby shall occur concurrently with the Closing.

               (e) The Company and Chase Securities, Inc., The Chase Manhattan Bank, NationsBank, N.A., NationsBanc Montgomery Securities LLC, Comerica Bank and/or NationsBridge, L.L.C. shall have entered into definitive agreements with respect to the Credit Facilities in form and substance reasonably satisfactory to the Purchasers, and all amounts shall have been funded to the Company pursuant to the terms of the Credit Facilities as described herein.

               (f) Simultaneously with the receipt of the proceeds of the sale of the Shares hereunder, the Renters Choice Entities shall receive proceeds under or as a result of the Credit Facilities which shall be sufficient to consummate the Acquisition, including payment of fees and expenses in respect thereof.

               (g) In connection with the issuance of the Series A Preferred Stock and the Series B Preferred Stock, (i) the charter and By-laws and other governing documents of the Company shall have been amended as the Purchasers deem appropriate to effect the understandings described in the Commitment Letter, (ii) each of such agreements and documents shall be in full force and effect and (iii) all existing shareholders' agreements or similar agreement relating to the Company or Thorn Americas shall have been terminated.

               (h) The Purchasers and the Company shall have entered into or caused to become effective the Stockholders Agreement.

               (i) [intentionally omitted]

               (j) All documents, instruments, agreements and arrangements relating to the transactions contemplated by the Acquisition Documents shall be satisfactory to the Purchasers, shall have been executed and delivered by the parties thereto and no party to any of the foregoing shall have breached any of its material obligations thereunder.

               (k) (i) Since March 31, 1998, no change, occurrence or development shall have occurred, been threatened or become known to the Purchasers that could reasonably be expected to have a Material Adverse Effect on the business, operations, prospects, properties or condition (financial or other) of the Company, Thorn Americas and their subsidiaries, taken as a whole which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Company, Thorn Americas and their respective subsidiaries, taken as a whole, and (ii) the Purchasers shall not have become aware of any information or other matter that in its sole judgement was inconsistent in a material and adverse manner with any information or other matter disclosed to the Purchasers prior to June 15, 1998; provided, however, that the following
                                       --------
events shall not be deemed to constitute a materially adverse change, occurrence or development (all defined terms in the remainder of this paragraph are as set forth in the Acquisitions Agreement): (i) transactions contemplated by the Acquisition Documents; (ii) following the closing of the Acquisition Agreement, the filing with any Governmental Entity, or the threat thereof, of any Claim by any Person containing allegations against the Company or any of its Subsidiaries similar or analogous to the allegations raised in any of the Claims listed on Schedules 6.17 and 8.2 (other than item no. 3 thereon) to the Acquisition Agreement, (ii) the entry of any interlocutory or final Order in any Claims listed on Schedules 6.17 and 8.2 (other than item no. 3 thereon) to the Acquisition Agreement, which is subject to any appeal, or (iii) any other condition, event or occurrence regarding any Claim listed on Schedules 6.17 and
8.2 (other than item no. 3 thereon) to the Acquisition Agreement.

               (l) Since March 31, 1998, the business of the Company shall have been operated in compliance with all federal, state and local laws and other regulations, except where the failure to do so would have a Material Adverse Effect on the Company and their subsidiaries taken as a whole.

               (m) The Purchasers shall have received a copy of the letter delivered in connection with the Acquisition and the Financing with respect to the solvency and financial condition of Thorn Americas after giving effect to the Acquisition and the transactions contemplated by the Acquisition Documents and other obligations in connection therewith, which letter need not be addressed to the Purchasers.

               (n) There shall be no action continuing, and no statute, rule, regulation, judgment, administrative interpretation, order or injunction shall have been enacted, promulgated, entered or enforced, and there shall be no action deemed applicable to the sale of the Shares to the Purchasers, which would (i) make illegal or otherwise restrict or prohibit the consummation of the sale of the Shares to the Purchasers or the Acquisition, (ii) result in a significant delay in the consummation of the Acquisition or (iii) materially restrict the ability of the Purchasers, or render the Purchasers unable, to effect the purchase of the Shares from the Company.

               (o) There shall be no litigation, proceeding or other action (including, without limitation, relating to environmental and pension matters) pending or threatened against the Company, Thorn Americas or their respective subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (p) (i) During the seven-calendar-day period ending on the Closing Date, (A) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the over-the-counter market shall not have been suspended and minimum prices shall not have been established on either of such exchanges or such market by such exchange or by the Commission, (B) a general banking moratorium shall not have been declared by Federal or New York or California authorities, and (C) no change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that, in the reasonable judgment of the Purchasers, has had or could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the prices or trading of securities generally traded on financial markets in the United States, and (ii) the Dow Jones Industrial Average (the "Dow") on the business day immediately preceding the Closing Date shall not be more than 20% lower than the Dow on the date of this Agreement (the "Opening Dow") and the Dow on any business day between the date of this Agreement and the Closing Date shall not have been more than 20% lower than the Opening Dow.

               (q) All corporate and other proceedings taken or to be taken by the parties to the Acquisition Documents in connection with the transactions contemplated thereby shall be in form and substance reasonably satisfactory to the Purchasers as being consistent with satisfaction of the foregoing conditions.

               (r) All governmental and regulatory approvals and clearances and all third-party consents necessary for the consummation of the transactions contemplated by the Acquisition Documents shall have been obtained and shall be in full force and effect, including (without limitation) expiration of the applicable waiting periods under the HSR Act, and the Purchasers and the Company shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any Applicable Law, except to the extent any contravention or contraventions, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (s) The Company shall have delivered to the Purchasers a certificate, executed by it or on its behalf by a duly authorized representative, dated as of the Closing Date, certifying that each of the conditions (other than any condition the fulfillment of which is subject to the reasonable satisfaction of the Purchasers) specified in this Section 7.2 has been satisfied.

               (t) Winstead Sechrest & Minick P.C., counsel to the Company, shall have delivered to the Purchasers an opinion, dated the Closing Date, addressed to the Purchasers, substantially in the form attached as
Exhibit I hereto.
---------

               (u) Arnold & Porter, counsel to the Company, shall have delivered to the Purchasers an opinion, dated the Closing Date, addressed to the Purchasers, substantially in the form attached as Exhibit J hereto.
                                                  ---------

               (v) The Purchasers shall have received copies of in form and substance reasonably satisfactory to each of the Purchasers, dated the Closing Date, addressed to the Purchasers with respect to:

                   (i) opinion of Winstead Sechrest & Minick P.C. delivered pursuant to Section 11.7 of the Acquisition Agreement;

                   (ii) opinion of Paul, Weiss, Rifkind, Wharton & Garrison and any additional legal opinions of special and/or in house counsel to Thorn and Thorn International delivered pursuant to Section 10.10 of the Acquisition Agreement; and

                   (iii) any opinions of legal counsel delivered pursuant to any of the Credit Facilities.

               (w) All proceeds received by the Company on the Closing Date under or as a result of the transactions contemplated by the Acquisition Documents shall be used (or shall be usable) solely to consummate the transactions contemplated by the Acquisition Documents, including payment of fees and expenses thereof, and to provide working capital to the Renters Choice Entities.

               (x) The Purchasers shall have received delivery of the Shares as set forth hereunder.

               (y) The Purchasers shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as it may reasonably request.


                                 ARTICLE  VII

                                 MISCELLANEOUS

          SECTION  8.1  Survival; Indemnification.
                        -------------------------

               (a) All representations, warranties, covenants and agreements (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) contained in this Agreement shall be deemed made at the Closing as if made at such time and shall survive the Closing for two years, except that (i) with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Sections 3.15 and 3.16 shall survive until the end of the applicable statute of limitations, and (iii)
Section 3.2 and this Section 8.1 shall survive indefinitely. All statements as to factual matters contained in any certificate executed and delivered by the parties pursuant hereto shall be deemed to be representations, warranties and covenants by such party hereunder. No claim may be commenced under this Section
8.1 (or otherwise) following expiration of the applicable period of survival, and upon such expiration the Indemnifying Party shall be released from all liability with respect to claims under each such section not theretofore made by the Indemnified Party. No right of indemnity against any claim of a third party shall arise from any representation, warranty or covenant of an Indemnifying Party herein contained, unless such third-party claim is filed or lodged against the Indemnified Party on or prior to the expiration of the applicable period of survival provided above, and all other conditions hereunder are satisfied. A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Indemnifying Party a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim.

               (b)  (i)   The Company agrees to indemnify and hold harmless each
of the Purchasers and its respective partners, affiliates, officers, directors, employees and duly authorized agents and each of their affiliates and each other person controlling such Purchaser or any of their affiliates within the meaning of either section 15 of the Securities Act or section 20 of the Exchange Act and any partner of any of them from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any party indemnified under this clause may become subject which is related to or arises out of (A) any breach or failure of any of the representations, warranties, covenants or agreements made in any of the Acquisition Documents by the Company or (B) any action or omission of the Company or in connection with the transactions contemplated hereby or by the other Acquisition Documents, and will reimburse each of the Purchasers and any other party indemnified under this clause for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by the Purchasers or any such other party indemnified under this clause and further agrees that the indemnification and reimbursements commitments herein shall apply whether or not the Purchasers or any such other party indemnified under this clause is a formal party to any such lawsuits, claims or other proceedings. The foregoing provisions are expressly intended to cover reimbursement of legal and other expenses incurred in a deposition or other discovery proceeding.

                    (ii) Notwithstanding the foregoing clause (i), the Company shall not be liable to any party otherwise entitled to indemnification pursuant thereto: (A) in respect of any loss, claim, damage, liability or expense to the extent the same is determined, in final judgment by a court having jurisdiction, to have resulted primarily from the gross negligence or willful misconduct of such party or (B) for any settlement effected by such party without the written consent of the Company, which consent shall not be unreasonably withheld.

               (c) (i) The Purchasers agree to indemnify and hold harmless each of the Company and its partners, affiliates, officers, directors, employees and duly authorized agents and each of their affiliates and each other person controlling the Company or any of their affiliates within the meaning of either section 15 of the Securities Act or section 20 of the Exchange Act and any partner of any of them from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any party indemnified under this clause may become subject which is related to or arises out of (A) any breach or failure of any of the representations, warranties, covenants or agreements made in any of the Acquisition Documents by such Purchaser, or (B) any action or omission of such Purchaser in connection with the transactions contemplated hereby or by the other Acquisition Documents, and will reimburse the Company and any other party indemnified under this clause for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by the Company or any such other party indemnified under this clause and further agrees that the indemnification and reimbursements commitments herein shall apply whether or not the Company or any such other party indemnified under this clause is a formal party to any such lawsuits, claims or other proceedings. The foregoing provisions are expressly intended to cover reimbursement of legal and other expenses incurred in a deposition or other discovery proceeding.

                    (ii) Notwithstanding the foregoing clause (i), the Purchasers shall not be liable to any party otherwise entitled to indemnification pursuant thereto: (A) in respect of any loss, claim, liability, cost, expense or damage to the extent the same is determined, in final judgment by a court having jurisdiction, to have resulted primarily from the gross negligence or willful misconduct of such party or (B) for any settlement effected by such party without the written consent of the Purchasers, which consent shall not be unreasonably withheld.

               (d) If a person entitled to indemnity hereunder (an "Indemnified Party") asserts that any party hereto (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.1(b) or (c), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party agrees to notify the Indemnifying Party promptly and to cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party which are reasonably necessary therefor.

          Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of such failure or delay.

                    (e)  In fulfilling its obligations under this Section
8.1, after providing each Indemnified Party with a written acknowledgment of any liability under this Section 8.1 as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion deem appropriate; provided,
                                                                --------
however, that (i) counsel retained by the Indemnifying Party is reasonably
-------
satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement imposing any material obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement. Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided, however, that in the event that the
                                  --------  -------
defendants in, or targets of, any such claim, action or proceeding include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded, based on the opinion of its own counsel, that there may be one or more legal defenses available to it which are in conflict with those available to any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action or proceeding in which it or such other person may become involved or is named as defendant and the Indemnifying Party shall pay the reasonable fees and disbursement of such counsel. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding at the expense of the Indemnifying Party, if (i) in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

                    (f) If for any reason (other than the gross negligence or willful misconduct referred to in subclause (b)(ii) above) the foregoing indemnification by the Company is unavailable to any Indemnified Party or is insufficient to hold it harmless as and to the extent contemplated by subclauses
(b), (d) and (e) above, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its affiliates, on the one hand, and the Purchasers and any other applicable Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

          SECTION  8.2  Notices.  All notices, demands, requests, consents,
                        -------
approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

               To the Company:

                    Renters Choice, Inc.
                    13800 Montfort Drive, Suite 300
                    Dallas, Texas 75240
                    Attention:  J. Ernest Talley, Chief Executive Officer
                    Facsimile:  (214)385-1625

               with a copy (which shall not constitute notice) to:

                    Winstead Sechrest & Minick P.C.
                    5400 Renaissance Tower
                    1201 Elm Street
                    Dallas, Texas 75270-2199
                    Attn: Thomas W. Hughes, Esq.
                    Facsimile:  (214)745-5390

               To the Purchasers:

                    Apollo Investment Fund IV, L.P. and/or
                    Apollo Overseas Partners IV, L.P.
                    c/o Apollo Management IV, L.P.
                    1999 Avenue of the Stars, Suite 1900
                    Los Angeles, California 90067
                    Attn:  Michael D. Weiner
                    Facsimile: (310)201-4166

               with a copy (which shall not constitute notice) to:

                    Morgan, Lewis & Bockius LLP
                    300 South Grand Avenue
                    Suite 2200
                    Los Angeles, California 90071
                    Attn:  John F. Hartigan, Esq.
                    Facsimile:  (213) 612-2554

          SECTION 8.3   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY,
                        -------------
INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW PROVISIONS THEREOF, AND EACH PARTY HERETO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS WITHIN THE STATE OF NEW YORK.

          SECTION  8.4  Entire Agreement.  This Agreement (including all
                        ----------------
agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof other than the provisions set forth in Sections 6, 8 and 9 of the Commitment Letter which remain in full force and effect.

          SECTION  8.5  Modifications and Amendments.  No amendment,
                        ----------------------------
modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

          SECTION  8.6  Waivers and Extensions.  Any party to this Agreement may
                        ----------------------
waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional.
No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

          SECTION  8.7  Titles and Headings.  Titles and headings of sections of
                        -------------------
this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

          SECTION  8.8  Exhibits and Schedules.  Each of the annexes, exhibits
                        ----------------------
and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

          SECTION  8.9  Expenses; Brokers.  The Company shall pay or cause to be
                        -----------------
paid all reasonable out-of-pocket fees and expenses incurred by the Purchasers and their respective Affiliates on or after April 1, 1998, in connection with the transactions contemplated by this Agreement, the Commitment Letter, the Acquisition Documents and all matters related thereto (including, without limitation, HSR Act filing fees, and reasonable fees and disbursements of counsel and consultants). In addition, if the event that the Company is paid any Break-Up Fee (as defined in the Acquisition Agreement), the Company shall promptly pay to the Purchasers an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000). Each of the parties represents to the others that neither it nor any of its affiliates has used a broker or other intermediary, in connection with the transactions contemplated by this Agreement for whose fees or expenses any other party will be liable and respectively agrees to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any such fees or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its affiliates.

          SECTION  8.10 Press Releases and Public Announcements.  All public
                        ---------------------------------------
announcements or disclosures relating to the transactions contemplated by the Acquisition Documents shall be made only if mutually agreed upon by the Company and the Purchasers, except to the extent that such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that any
                                                             --------
such required disclosure shall only be made, to the extent consistent with law, after consultation with the Purchasers.

          SECTION  8.11 Assignment; No Third Party Beneficiaries.  This
                        ----------------------------------------
Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either the Company or the Purchasers without the prior written consent of the other; provided that either of the Purchasers may assign or
                      --------
delegate its rights, duties and obligations hereunder to a Permitted Transferee (as defined in the Stockholder Agreement). Except as provided in the preceding sentence, any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Sections 8.1 and 8.12.

          SECTION  8.12 Severability.  This Agreement shall be deemed severable,
                        ------------
and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          SECTION  8.13 Counterparts.  This Agreement may be executed in
                        ------------
multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          SECTION  8.14 Further Assurances.  Each party hereto, upon the request
                        ------------------
of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Shares to be purchased by it hereunder.

          SECTION  8.15 Remedies Cumulative.  The remedies provided herein shall
                        -------------------
be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

                                   *   *   *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY                       RENTERS CHOICE, INC.
                              a Delaware corporation

                              By:   ______________________________
                              Name: ______________________________
                              Title:______________________________


PURCHASERS                    APOLLO INVESTMENT FUND IV., L.P.
                              a Delaware limited partnership

                              By:   Apollo Advisors IV, L.P.
                                    its General Partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its General Partner

                                         By:   _______________________
                                         Name: _______________________
                                         Title:_______________________


                              APOLLO OVERSEAS PARTNERS IV, L.P.
                              an exempted limited partnership registered in the Cayman Islands

                              By:   Apollo Advisors IV, L.P.
                                    its General Partner

                                    By:  Apollo Capital Management IV, Inc.
                                         its Managing General Partner

                                         By:   _______________________
                                         Name: _______________________
                                         Title:_______________________

                                 SCHEDULE 2.1

                      ALLOCATION OF SHARES/PURCHASE PRICE

                                       Series A             Series B
                                    Preferred Stock      Preferred Stock
                                    ---------------      ---------------

Apollo Investment Fund IV, L.P.     127,569 shares        109,700 shares

Apollo Overseas Partners IV, L.P.   6,845 shares            5,886 shares
                                    ====================================

     Total                          134, 414 shares       115,586 shares